Exhibit 99.1

NEWS RELEASE

BIOFUEL ENERGY ENTERS INTO DEFINITIVE AGREEMENT TO ACQUIRE JBGL

DENVER, COLORADO – JUNE 11, 2014 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF) (the “Company”) announced today that it has entered into a definitive agreement (the “Agreement”) with certain affiliates of Greenlight Capital, Inc. (“Greenlight”) and James R. Brickman (“Brickman”) pursuant to which the Company will acquire the equity interests of JBGL Builder Finance LLC and certain subsidiaries of JBGL Capital, LP (collectively, “JBGL”) from Greenlight and Brickman.  JBGL is a series of real estate entities involved in the purchase and development of land for residential purposes, construction lending and home building operations.  JBGL is currently owned and controlled by Greenlight and Brickman.

Pursuant to the terms of the Agreement, the Company will acquire JBGL for $275 million, payable in cash and Company common stock.  The cash portion of the purchase price will be funded from the proceeds of a $70 million rights offering to be conducted by the Company and approximately $150 million in debt financing provided to the Company by Greenlight.

In response to a proposal from Greenlight and Brickman on March 28, 2014, the board of directors of the Company formed a special committee of independent directors to evaluate the proposed transaction and possible alternatives for the Company.  The Company’s board of directors, acting upon the unanimous recommendation of the special committee, approved the transaction, determined to exempt the transaction under the Company’s Section 382 rights plan and resolved to recommend that the Company’s stockholders vote to approve the transaction and related matters.  The special committee negotiated the terms of the transaction with the assistance of its legal and financial advisors.

David Einhorn, president of Greenlight Capital, Inc. and a director of the Company, said today, “though it is bittersweet that its original business plan did not pan out, I am excited about the transformation of the Company to a well positioned and successful development and homebuilding platform, which will enable it to capitalize on the value of its remaining assets.”

Jim Brickman, co-founder of JBGL, who will become Chief Executive Officer and a director of the Company upon closing of the transaction, said “this deal will instantly transform the Company into a prominent real estate operator and benefit existing stockholders with significant development opportunities in some of the nation’s fastest growing regions.”

Consummation of the proposed transaction is subject to various conditions, including receipt of the approval of a majority of the Company’s stockholders (excluding Greenlight and its affiliates), the successful completion of the rights offering and the continued authorization for listing of the Company's common stock on the Nasdaq Stock Market.  Subject to the satisfaction of such conditions, the acquisition of JBGL by the Company is expected to be consummated in October 2014.

There can be no assurance that the transactions contemplated by the Agreement will be approved by the Company’s stockholders or completed.

1600 Broadway, Suite 1740 · Denver, CO · 303.640-6500 · www.bfenergy.com

Duff & Phelps, LLC is serving as independent financial advisor to the special committee. Richards, Layton & Finger, P.A. is serving as legal advisor to the special committee and Cravath, Swaine & Moore LLP is serving as legal advisor to the Company. Akin Gump Strauss Hauer & Feld LLP is serving as legal advisor to Greenlight and JBGL.

Additional Information about the Transaction

The Company will file with the Securities and Exchange Commission (the “SEC”) a report on Form 8-K regarding the proposed transaction, which will include the Agreement. All parties desiring details regarding the proposed transaction are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

In connection with the proposed transaction, the Company will prepare and mail a proxy statement to its stockholders. This document will be filed with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED TRANSACTION AND RELATED MATTERS. In addition to receiving the proxy statement by mail, stockholders also will be able to obtain these documents, as well as other filings containing information about the Company, the proposed transaction and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or telephone number:

BioFuel Energy Corp.
1600 Broadway
Suite 1740
Denver, CO 80202
T: (303) 640-6500

The Company and certain of its directors, executive officers and other members of management and employees, Greenlight and/or Brickman may, under SEC rules, be deemed to be “participants” in the solicitation of proxies from our stockholders with respect to the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the proxy statement relating to the proposed transaction when it is filed with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

This release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

1600 Broadway, Suite 1740 · Denver, CO · 303.640-6500 · www.bfenergy.com

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements include, among others, those concerning expected benefits of the proposed transaction; management plans relating to the proposed transaction; the expected timing of the completion of the transaction; the parties’ ability to complete the transaction considering the various closing conditions, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Annual Report on Form 10-K, filed with the SEC on March 26, 2014, as amended by Amendment No.1 to Annual Report on Form 10-K/A, filed with the SEC on April 30, 2014, and our other filings pursuant to the Securities Exchange Act of 1934, as amended.

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Contact:	Kelly G. Maguire	For more information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com

1600 Broadway, Suite 1740 · Denver, CO · 303.640-6500 · www.bfenergy.com